General Shareholders’ Meeting of Ecopetrol S.A.

In accordance with the authorizations and recommendations provided by the Colombian Financial Superintendence and the Superintendence of Companies, the President of Ecopetrol S.A. (the “Company”) is permitted to publicize the call notice published on February 25, 2020 and its reminder published on March 22, 2020 in order to specify that:

The ordinary General Shareholders’ Meeting (the “Meeting”) of Ecopetrol S.A. scheduled for 9 a.m. on Friday, March 27, 2020, will be held remotely due to public health reasons and as required by the mobility restrictions imposed by the Colombian Government.

The Meeting will be streamed live on the Ecopetrol website at www.ecopetrol.com.co and via a public televised broadcast on the Institutional Channel (Canal Institucional), beginning at 9 a.m. on Friday, March 27, 2020.

To ensure shareholders’ rights, Ecopetrol has provided a mechanism whereby shareholders may be represented by one of the attorneys the Company will appoint as proxies. These proxies are independent lawyers from a nationally-recognized firm. This proxy process will be free of charge for the shareholders. The instructions for using this system, the list of available proxies and the required forms are available on the Company’s website at www.ecopetrol.com.co.

Shareholders of legal age must record their vote on a digital form. For proxies of shares currently subject to inheritance processes, as well as those held by underage shareholders, legal entities and/or persons with disabilities that require legal guardians, the Company will accept their respective proxy forms, votes and supporting documents by email to the following email address: asamblea2020@ecopetrol.com.co. The proxy process will be in effect until 9:00 am on March 26, 2020 (the day prior to the Meeting).

Contributions from shareholders who have completed the proxy process may be sent during the meeting to the following email address: intervencionesaga2020@ecopetrol.com.co. These contributions will be addressed outside the meeting as rights to petition. In these communications, shareholders must include their full names, identification documents, and the names of the attorneys representing them.

FELIPE BAYÓN PARDO

CEO

                                               Bogotá, March 24, 2020

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This release contains statements that may be considered forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. All forward-looking statements, whether made in this release or in future filings or press releases or orally, address matters that involve risks and uncertainties, including in respect of the Company’s prospects for growth and its ongoing access to capital to fund the Company’s business plan, among others. Consequently, changes in the following factors, among others, could cause actual results to differ materially from those included in the forward-looking statements: market prices of oil & gas, our exploration and production activities, market conditions, applicable regulations, the exchange rate, the Company’s competitiveness and the performance of Colombia’s economy and industry, to mention a few. We do not intend, and do not assume any obligation to update these forward-looking statements.

For further information, please contact:

Juan Pablo Crane de Narváez

Head of Capital Markets

Phone: (+571) 234 5190

E-mail: investors@ecopetrol.com.co

Jorge Mauricio Tellez

Media Relations (Colombia)

Phone: (+ 571) 234 4329

E-mail: mauricio.tellez@ecopetrol.com.co